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EXHIBIT 16.1





March 20, 1998



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously the principal accountants for Core-Mark International, Inc. and, under the date of February 20, 1998, we reported on the consolidated financial statements of Core-Mark International, Inc. and subsidiaries (the Company) as of and for the years ended December 31, 1997 and 1996. On January 27, 1998, the Company determined not to engage KPMG Peat Marwick LLP as the independent public accountants for its 1998 fiscal year. We have read the Company's statements included in Item 9 of its Form 10-K dated March 20, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Board of Directors or the Company's statements in the seventh paragraph of Item 9 of the aforementioned Form 10-K.

                                       Very truly yours,

                                       /s/  KPMG Peat Marwick LLP

                                       KPMG Peat Marwick LLP